UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):   October 17, 2002

CBRL GROUP, INC.

Tennessee

0-25225

        62-1749513

(State or Other Jurisdiction

       (Commission File Number)

    (I.R.S. Employer

      of Incorporation)

               Identification No.)

305 Hartmann Drive, Lebanon, Tennessee 37087

 (615) 444-5533

#

Item 7.  Financial Statements and Exhibits

(c)

Exhibits.

99.1  Press Release dated October 17, 2002.

Item 9.  Regulation FD Disclosure

CBRL Group, Inc. (the "Company") issued a press release reporting fiscal 2003 first quarter-to-date sales trends and updated the Company's earnings guidance for the first quarter of fiscal 2003.

.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  October 17, 2002

CBRL GROUP, INC.

By: /s/ James F. Blackstock

Name: James F. Blackstock

Title:

Senior Vice President, General

Counsel and Secretary

Exhibit 99.1

Contact:

Lawrence E. White

Senior Vice President/

Finance and Chief Financial Officer

CBRL GROUP, INC. REPORTS CURRENT SALES TRENDS AND UPDATES EARNINGS GUIDANCE FOR ITS FIRST QUARTER OF FISCAL 2003

LEBANON, Tenn.  (October 17, 2002) – CBRL Group, Inc. (the “Company”) (Nasdaq: CBRL) today reported fiscal 2003 first quarter-to-date sales trends and updated its earnings guidance for the first quarter.

The Company reported that quarter-to-date comparable store restaurant sales in its Cracker Barrel Old Country Store® (“Cracker Barrel”) units are up approximately 1-1.5% compared with the same period a year ago when comparable store sales were up approximately 4.5% during the comparable quarter-to-date period.  The increased sales primarily reflect a higher average check.  Quarter-to-date retail sales in the comparable units are down approximately 1-1.5%.  Quarter-to-date comparable restaurant sales in the Company’s Logan’s Roadhouse® (“Logan’s”) units are down approximately 0-0.5% from last year, including a decrease in guest traffic of approximately 1%.

The Company updated its guidance for the first quarter of fiscal 2003, which ends on November 1, 2002, presently expecting diluted earnings per share to be greater than $0.40, compared with $0.35 in the year-ago quarter.  For the remainder of the quarter, the Company presently expects positive comparable restaurant and retail sales at Cracker Barrel and positive comparable restaurant sales at Logan’s, continuation of favorable cost of goods sold, and lower average diluted shares outstanding, partly offset by higher general and administrative expenses than in the first quarter of the prior fiscal year.  The Company indicated that, based on retail merchandise already received in its distribution center and Cracker Barrel stores as well as presently scheduled receipts of in-transit merchandise, it expects to have sufficient inventories in its stores for the busiest part of the holiday merchandising season.  The Company also reaffirmed its earnings guidance for the full fiscal year of 2003 of meeting or exceeding the Company’s goal of 15% or better increases in diluted earnings per share.  The Company urges caution in considering its current trends and the earnings guidance disclosed in this press release.  The restaurant industry is highly competitive, and trends and targets are subject to numerous factors and influences, some of which are discussed in the cautionary language at the end of this press release.  The Company assumes no obligation to update disclosed information on trends or targets other than in its periodic filings under Forms 10-K, 10-Q, and 8-K with the Securities and Exchange Commission.

Headquartered in Lebanon, Tennessee, CBRL Group, Inc. presently operates 461 Cracker Barrel Old Country Store restaurants and gift shops located in 41 states and 88 company-operated and 12 franchised Logan’s Roadhouse restaurants in 17 states.

Except for specific historical information, the matters discussed in this press release are forward-looking statements that involve risks, uncertainties and other factors that may cause actual results and performance of CBRL Group, Inc. to differ materially from those expressed or implied by this discussion.  All forward-looking information is provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors.  Forward-looking statements generally can be identified by the use of forward-looking terminology such as “assumptions”, “target”, “guidance”, “plans”, ”projection”, “may”, “will”, “would”, “expect”, “intend”, “estimate”, “anticipate”, “believe”, “potential” or “continue” (or the negative of each of these terms) or similar terminology.  Factors which will affect actual results include, but are not limited to: adverse general economic conditions including uncertain consumer confidence effects on sales; the actual results of pending or threatened litigation or governmental investigations; changes in generally accepted accounting principles or in capital market conditions that could affect valuations of restaurant companies in general or the Company’s goodwill in particular; the effects of negative publicity; weather conditions and customer travel activity and retail buying trends; the effects of plans intended to improve operational execution and performance including retail logistics initiatives; commodity, workers’ compensation, group health and utility price changes; the effects of increased competition at Company locations on sales and on labor recruiting, cost and retention; the ability of and cost to the Company to recruit, train and retain qualified restaurant hourly and management employees; the ability of the Company to identify successful new lines of retail merchandise; the availability and cost of acceptable sites for development; the acceptance of the Company’s concepts as the Company continues to expand into new markets and geographic regions; changes in or implementation of additional governmental or regulatory rules and regulations affecting accounting, wage and hour matters, health and safety, pensions and insurance; practical or psychological effects of terrorist acts, or military or government responses; changes in interest rates affecting the Company’s financing costs; income, payroll and other tax issues including changes in government policy, settlement of audits, and changes affecting the Company’s ability to plan and structure its operations; other undeterminable areas of government or regulatory actions or regulations; and other factors described from time to time in the Company’s filings with the Securities and Exchange Commission, press releases and other communications.

###